UNITED STATES SECURITIES AND EXCHANGE COMMISSION

		      Washington, D. C. 20549






			    FORM 8-K



			 CURRENT REPORT

	       PURSUANT TO SECTION 13 OR 15(d)

	   OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of earliest event reported:  December 1, 1998





	     Exact name of Registrants as specified in their   IRS Employer
Commission     charters, addresses of principal executive     Identification
File Number       offices and Registrants' phone number           Number
-----------  -----------------------------------------------  --------------

1-8841                     FPL GROUP, INC.                      59-2449419
1-3545              FLORIDA POWER & LIGHT COMPANY               59-0247775
		       700 Universe Boulevard
		     Juno Beach, Florida 33408
			  (561) 694-4000



State or other jurisdiction of incorporation:  Florida










Item 5.  Other Events

Reference is made to Item 1. Business - FPL Operations - Retail Ratemaking and
Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations in the 1997 Form 10-K for FPL Group, Inc. and Florida Power & Light Company (FPL) and Item 5. (a) - Other Information in the FPL Group, Inc. and FPL Form 10-Q for the quarterly period ended September 30, 1998.

On December 1, 1998, the Florida Public Service Commission (FPSC) approved an agreement regarding FPL's allowed regulatory return on equity (ROE), equity ratio and special amortization program. The FPSC is expected to issue an order by December 21, 1998. Affected parties have 21 days following issuance of an order to protest the FPSC's decision and request a hearing.

Under the agreement, FPL's authorized ROE would be reduced from a range of 11.0% to 13.0% to a range of 10.2% to 12.2% effective January 1, 1999. For purposes of calculating ROE, FPL would agree to a maximum equity ratio of 55.83% (which has been adjusted to reflect certain discounted long-term power purchase contracts) through 2000. Also under the agreement, FPL's special amortization program would be extended through 2000 and, effective November 1, 1998, the program would be modified to include an additional fixed amount of $140 million per year over and above the amount of amortization based on the level of retail base revenues recorded under the current program. In addition, the program would be expanded to allow the amortization of certain additional costs as may be determined appropriate by the FPSC in the future.











			       SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

			    FPL Group, Inc.
		     Florida Power & Light Company
			    (Registrants)



Date:  December 2, 1998

			   K. MICHAEL DAVIS
		     ----------------------------
			   K. Michael Davis
      Controller and Chief Accounting Officer of FPL Group, Inc.
	     Vice President, Accounting, Controller and
      Chief Accounting Officer of Florida Power & Light Company